Exhibit 10.10

CONFIDENTIAL TREATMENT REQUESTED.

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED IS OMITTED AND MARKED WITH “[*******]” OR OTHERWISE

CLEARLY INDICATED. AN UNREDACTED VERSION OF THIS DOCUMENT HAS

ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVE SUBLICENSE AGREEMENT

This Exclusive Sublicense Agreement (hereinafter referred to as this “Agreement”), effective as of this December 12, 2005 (the “Effective Date”), is entered into by and between Ovamed GbmH & Co KG, a corporation duly incorporated under the laws of Germany and having a principal place of business at Kiebitzhörn 33-35, 22885 Barsbüttel, Germany (“Ovamed”) and Collingwood Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of the State of Delaware having a principal place of business at 787 Seventh Avenue, 48th Floor, New York, New York 10019 (the “Company”).

WHEREAS, under the patent policy of The University of Iowa (“UI”), all inventions and technology arising during the normal course of research and teaching at the UI are assigned and entrusted to the University of Iowa Research Foundation (“URIF”) to obtain patent or other appropriate intellectual property protection and license said technology;

WHEREAS, UIRF is, therefore, owner by assignment from Joel Weinstock and David Elliott of their entire right, title and interest in United States Patent 6,764,838 and United States Patent Application Numbers 09/362,598; 10/715,659; 10/779,249; Canada Patent Application Number 2,315,790; Japanese Patent Application Number 2000-526233; Australia Patent Number 740776, all titled “Use of Parasitic Biological Agents for Prevention and Control of Autoimmune Diseases”;

WHEREAS, Ovamed has entered into an Exclusive License Agreement with URIF under which Ovamed has obtained an exclusive license to the research, development and commercialization of intellectual property relating to the use of parasitic biological agents for the prevention and control of autoimmune diseases (the “Technology”) as claimed in the Patent Rights (as defined below) in the Field (as defined below) in the Territory (as defined below) (the “License Agreement”);

WHEREAS, the Company is interested in obtaining rights to the research, development and commercialization of intellectual property relating to the Technology as claimed in the Patent Rights (as defined below) in the Field (as defined below) in the Territory (as defined below);

WHEREAS, Ovamed is willing to grant such rights to the Company so that the Technology may be developed and the benefits enjoyed by the public;

NOW, THEREFORE, it is agreed as follows:

ARTICLE 1 – DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 “Affiliate” shall mean, with respect to any Entity (as hereinafter defined), any Entity that directly or indirectly controls, is controlled by, or is under common Control with such Entity.

1.1.1 “Control” shall mean, for this purpose, direct or indirect control of more than fifty percent (50%) of the voting securities of an Entity or, if such Entity does not have outstanding voting securities, more than 50% of the directorships or similar positions with respect to such Entity.

1.1.2 “Entity” shall mean any corporation, association, joint venture, partnership, trust, university, business, individual, government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

1.2 “Field” shall mean the prevention, treatment, cure or diagnosis of human diseases, with the exception of gastroenterology (e.g., inflammatory bowel disease) and hepatology in Europe.

1.3 “Know-how” shall mean all tangible or intangible information (other than those contained in the Patent Rights) whether patentable or not (but which have not been patented) and physical objects related to the Licensed Product, including but not limited to formulations, biological samples, tissues, animals, organisms, compounds, intermediates, in vitro, preclinical or clinical design, other proprietary materials, processes, including but not limited to manufacturing processes, data, drawings and sketches and designs owned or controlled by Ovamed or which Ovamed has the right to disclose and license to the Company.

1.4 “Licensed Product(s)” shall mean any product that cannot be manufactured, used or sold, in whole or in part, without infringing one or more claims under Patent Rights in the country in which the product is made, used, leased, imported, offered for sale or sold.

1.5 “Licensed Process(es)” shall mean processes which, in the course of being practiced would, in the absence of this Agreement, infringe one or more claims of the Patent Rights.

1.6 “Net Sales” shall mean the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of the Company or its Affiliates or Company Sublicensees (as applicable), whether invoiced or not, less only the sum of the following: (a) usual trade discounts to customers; (b) sales, tariff duties and/or taxes directly imposed and with reference to particular sales; (c) amounts allowed or credited on returns or rejections; (d) bad debt deductions actually written off during the accounting period; (e) outbound transportation prepaid or allowed and transportation insurance; (f) sales commissions; and (g) packaging and freight charges.

1.6.1 Notwithstanding anything to the contrary in this Article 1.6, Net Sales does not include sales of Licensed Product at or below the fully burdened cost of manufacturing solely for non-profit research or clinical testing or for indigent or similar public support or compassionate use programs. If (i) the end user is a Company Sublicensee or an Affiliate or (ii) if Licensed Product or Licensed Process is sold for consideration other than money, then Net Sales shall be calculated based on the final gross selling price of comparable Licensed Products sold in arm’s length transactions by Company to an end user.

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1.6.2 For purposes of determining Net Sales, Licensed Product shall be deemed to be sold when shipped or to be the subject of a sale upon the delivery of Licensed Product to the purchaser or a common carrier at the risk of the purchaser and the transfer of title thereto to the purchaser.

1.6.3 Sales between or among the Company, Company Sublicensee and their Affiliates shall be excluded from the computation of Net Sales provided such parties are not the end-user of the products, but sales by such entities to their non-affiliated customers shall be included in such computation.

1.7 “Patent Rights” shall mean (a) United States Patent Number 6,764,838 and United States Patent Application Numbers 09/362,598; 10/715,659; 10/779,249; Canada Patent Application Number 2,315,790; Japanese Patent Application Number 2000-526233; and Australia Patent Number 740776, all entitled “Use of Parasitic Biological Agents for Prevention and Control of Autoimmune Diseases”, patents issuing thereon or reissues thereof; any and all foreign patents and patent applications corresponding thereto; any divisional, continuation in part, continuation and reexamination applications; and any extensions thereof; (b) any and all US or foreign patents, patent applications, or other rights issuing from, or filed subsequent to the date of this Agreement, based on or claiming priority to or from the applications and rights listed in 1.1(a); and (c)any foreign counterpart to any of (a or b) not otherwise listed therein. All such Patent Rights shall be set forth in Appendix A, attached to this Agreement and made part thereof.

1.8 Non-Royalty Sublicensing Income (“NRSI”) shall mean any and all consideration received from a Company Sublicensee in consideration for grant of a sublicense under the Patent Rights, which shall include upfront and milestone payments, but expressly excludes all royalty payments; payments resulting from the sale of one or more Licensed Products; research and development funding; equity exchanges; and investment.

1.9 Company Sublicensee means any other third party that has entered into a sublicense agreement with the Company to make, have made, use, have used, lease, offer to sell, sell and/or have sold the Licensed Products and to practice and have practiced the Licensed Processes.

1.10 “Territory” shall mean the world, to the extent Ovamed possesses a license to practice the Patent Rights in specific countries and/or territories in the world.

ARTICLE 2 – GRANT

2.1 Ovamed hereby grants to the Company and the Company accepts, subject to the terms and conditions of this Agreement, an exclusive license in the Field to practice under the Patent Rights and to utilize the Know-how in the Territory, and (a) to make, have made, use, have used, lease, import, offer to sell, sell and/or have sold the Licensed Products and to practice and have practiced the Licensed Processes, to the full end of the term for which the Patent Rights are granted, unless sooner terminated as hereinafter provided and (b) to sublicense to third parties, in accordance with Article 2.2 below, the rights granted under subsection (a) of this Article 2.1.

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2.2 In accordance with 2.1 above, Ovamed hereby grants to the Company the right to grant sublicenses to third parties under the license granted hereunder in the sole discretion of the Company. Upon termination of this Agreement other than by expiration in accordance with paragraph 9.9, any and all sublicenses shall survive such termination, provided, however, Ovamed shall not be obligated to incur any obligation or duties to any former Company Sublicensee of the Company not already incurred or delegated to the Company by Ovamed in this Agreement. Notwithstanding the foregoing, if Company believes that Ovamed has terminated this Agreement for the primary purpose of doing business directly with the Company Sublicensee, the termination may be disputed.

2.3 Unless otherwise prohibited by law, Ovamed shall provide Company with and give Company access to the following: (i) copies of all regulatory submissions, (ii) copies of all patient records, (iii) any communications and the minutes of any meetings with the FDA or other regulatory authority relating to the Licensed Product; (iv) trial master files relating to any regulatory submission; (v) copies of all case report forms; (vi) all results of clinical trials conducted prior to and as of the Effective Date of this agreement relating to the Licensed Products, including without limitation, clinical data, hard copy CRFs and reports; patient samples (such as blood samples, microbiology samples, and tissue samples) and access to ()yarned personnel with relevant expertise to explain the foregoing (vii) copies of all computer data and reports pertaining to clinical trials, (viii) copies of all adverse event reports, (ix) copies of all preclinical evaluations, (x) any clinical trial material that has not expired, (xi) storage of and access permission to biological samples, (xii) access to physicians, CROs and health care administrators involved in trials; (xiii) copies of an access to records and reports of any CMC related activities; (xiv) all drug manufacture files along with the right to use manufacturing process and the manufacturing source, (xv) remaining quantities of any API (active pharmaceutical ingredient) and intermediates and (xvi) all other information that Company may reasonably request regarding clinical trials and regulatory approvals. All costs related to the duplication of such materials will be borne by Company. In addition, Ovamed shall cross-reference or assign all regulatory filings, at Company’s option. From time to time during the term of this Agreement, at the request of Company, Ovamed shall execute and deliver to Company such documents and take such other action as Company may reasonably request to consummate more effectively the transactions contemplated hereby. Ovamed shall reasonably cooperate with Company and provide Company with such assistance as reasonably may be requested by Company, including with respect to the transfer of clinical data and filings with the FDA or other regulatory authorities.

ARTICLE 3 – COMMERCIALIZATION

3.1 The Company shall use all commercially reasonable efforts or shall cause its Affiliates or Company Sublicensees to use commercially reasonable efforts, to bring a Licensed Product to market through a thorough, vigorous and diligent program for exploitation

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of the Technology as timely and efficiently as possible. Such program shall include the preclinical and clinical development of Licensed Products, including research and development, manufacturing, laboratory and clinical testing and marketing. The Company shall continue active, diligent marketing efforts for a Licensed Product throughout the term of this Agreement.

3.2 Following the execution of this Agreement, Ovamed and the Company shall negotiate in good faith the terms of a Manufacturing and Supply Agreement under which, subject to the terms of such agreement, Ovamed shall supply the Company with Licensed Product in amounts sufficient to satisfy the Company’s clinical and commercial requirements.

ARTICLE 4 – ROYALTIES AND OTHER CONSIDERATION

4.1 Within ninety (90) days after the pre-IND meeting to be held at the United States Food and Drug Administration (“FDA”) on December 13, 2005 (“The pre-IND Meeting”), the Company shall pay to Ovamed or directly to UIRF (at the Company’s option) the following:

4.1.1 a non-refundable license fee of One Hundred Ten Thousand Dollars ($110,000) upon execution of this Agreement;

4.1.2 One Hundred Percent (100%) of all monies paid by Ovamed to UIRF for costs incurred as of the effective date of the License Agreement relating to the preparation, filing, prosecution and maintenance of the Patent Rights where such costs as of July 20, 2005 were One Hundred Ninety Thousand Six Hundred Thirty Three Dollars and Ninety Three Cents ($190,633.93) plus any costs incurred by UIRF between July 20, 2005 and the Effective Date of this Agreement;

4.2 The Company agrees to pay to Ovamed or directly to UIRF (at the Company’s option) the royalties set forth below, to the end of the term of this License Agreement or until this Agreement shall be terminated as hereinafter provided.

4.1.1 During the term of the License Agreement, the Company shall pay Ovamed or directly to UIRF (at the Company’s option) royalties equal to: four percent (4%) of Net Sales by the Company, Affiliates or Company Sublicensees;

4.1.2 The Company shall also pay to Ovamed thirty percent (30%) of any NRSI received by the Company as a result of the sublicensing of any of the Patent Rights prior to the pre-IND meeting in the United States or a foreign equivalent; twenty percent (20%) of NRSI subsequent to the pre-IND but prior to commencement of clinical trials; fifteen percent (15%) of NRSI after commencement of clinical trials, but prior to the completion of enrollment of a phase II clinical trial; and ten percent (10%) of any NRSI subsequent to enrollment of a Phase II clinical trial.

4.3 As further consideration for the license granted hereunder, the Company will make the following one-time milestone payments (each a “Milestone Payment”) to Ovamed.

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4.3.1 One Million Five Hundred Thousand] Dollars ($1,500,000) upon acceptance by the FDA of a Company-, Affiliate- or Company Sublicensee- sponsored Investigational New Drug Application (an “IND”) for a Licensed Product;

4.3.2 One Million Five Hundred Thousand Dollars ($1,500,000) upon the one year anniversary of the acceptance by the FDA of a Company-, Affiliate- or Company Sublicensee- sponsored IND for a Licensed Product;

4.3.3 Two Hundred Thousand Dollars ($200,000) upon completion by the Company of the issuance of the Company’s debt or equity securities to qualified investors in exchange for aggregate cash proceeds equal to or in excess of Five Million Dollars ($5,000,000);

4.3.4 Six Hundred Thousand Dollars ($600,000) upon the acceptance for review by the FDA of the first Company-, Affiliate- or Company Sublicensee- sponsored New Drug Application (“NDA”) for a Licensed Product;

4.3.5 One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) upon the final approval by the FDA of the first Company-, Affiliate- or Company Sublicensee-sponsored NDA for a Licensed Product;

4.3.6 One Million Two Hundred Fifty Thousand Dollars ($1,250,000) upon the final approval by the FDA of each subsequent Company-, Affiliate- or Company Sublicensee-sponsored NDA for a Licensed Product having an indication other than the indication on which the milestone of 4.3.5 is based;

4.3.7 Two Hundred Thousand Dollars ($200,000) upon the acceptance for review of the first Company-, Affiliate- or Company Sublicensee- sponsored application for the commercial sale of a Licensed Product in the European Union by the European Agency for Evaluation of Medicinal Products (the “EMEA”) or its successor organization;

4.3.8 Four Hundred Thousand Dollars ($400,000) upon the final approval by the EMEA or its equivalent of the first Company-, Affiliate- or Company Sublicensee- sponsored application for the commercial sale of a Licensed Product in the European Union;

4.3.9 Four Hundred Thousand Dollars ($400,000) upon the final approval by the EMEA or its equivalent for each subsequent Company-, Affiliate- or Company Sublicensee-sponsored application for the commercial sale of a Licensed Product having an indication other than the indication on which the milestone of 4.3.8 is based;

4.3.10 Two Hundred Thousand Dollars ($200,000) upon the acceptance for review of the first Company-, Affiliate- or Company Sublicensee- sponsored application for the commercial sale of a Licensed Product in Japan by the Ministry of Health, Labor, and Welfare or its equivalent (“MHLW”);

4.3.11 Four Hundred Thousand Dollars ($400,000) upon the final approval of a Company-, Affiliate- or Company Sublicensee- sponsored application for the commercial sale of a Licensed Product in Japan by MHLW;

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4.3.12 Four Hundred Thousand Dollars ($400,000) upon the final approval of each subsequent Company-, Affiliate- or Company Sublicensee- sponsored application for the commercial sale of a Licensed Product in Japan by MHLW having an indication other than the indication on which the milestone of 4.3.11 is based;

4.3.13 Two Hundred Thousand Dollars ($200,000) upon the acceptance for review of the first Company-, Affiliate- or Company Sublicensee- sponsored application for the commercial sale of a Licensed Product in Canada by Health Canada or its equivalent;

4.3.14 Four Hundred Thousand Dollars ($400,000) upon the final approval of a Company-, Affiliate- or Company Sublicensee- sponsored application for the commercial sale of a Licensed Product by Health Canada or its equivalent;

4.3.15 Three Hundred Fifty Thousand Dollars ($350,000) upon the final approval of each subsequent Company-, Affiliate- or Company Sublicensee- sponsored application for the commercial sale of a Licensed Product in Canada by Health Canada or its equivalent having an indication other than the indication on which the milestone of 4.3.14 is based;

4.3.16 One Hundred Fifty Thousand Dollars ($150,000) upon acceptance for review of the first Company-, Affiliate- or Company Sublicensee- sponsored application for the commercial sale of a Licensed Product in Australia by the Pharmaceutical Benefits Advisory Committee or its equivalent (“PBAC”);

4.3.17 Three Hundred Fifty Thousand Dollars ($350,000) upon final approval of a Company-, Affiliate- or Company Sublicensee- sponsored application for the commercial sale of a Licensed Product in Australia by the PBAC; and;

4.3.18 Three Hundred Fifty Thousand Dollars ($350,000) upon final approval of each subsequent Company-, Affiliate- or Company Sublicensee- sponsored application for the commercial sale of a Licensed Product in Australia by the PBAC having an indication other than the indication on which the milestone of 4.3.17 is based.

4.4 No multiple royalties shall be payable because the use, lease or sale of any Licensed Product or Licensed Process is, or shall be, covered by more than one valid and unexpired claim contained in the Patent Rights.

4.5 In the event that a Licensed Product or Licensed Process is sold in the form of a combination product/process containing one or more products or technologies which are themselves not a Licensed Product or Licensed Process, the Net Sales for such combination product/process shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where A is the invoice price of the Licensed Product/Licensed Process or the Fair Market Value of the Licensed Product/Licensed Process if sold to an Affiliate and B is the total invoice price of the other products or technologies or the Fair Market Value of the other products or technologies if purchased from an Affiliate.

4.6 Royalty payments shall be paid in United States dollars at such place as Ovamed may reasonably designate consistent with the laws and regulations controlling in the United States and if applicable in any foreign country. Any taxes which the Company, its Affiliate or

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any Company Sublicensee shall be required by law to withhold on remittance of the royalty payments shall be deducted from such royalty payment to Ovamed. The Company shall furnish Ovamed with the original copies of all official receipts for such taxes. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. in New York, New York on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

4.7 Royalties payable to Ovamed shall be paid semi-annually on or before June 30 and December 31 of each calendar year. Each such payment shall be for unpaid royalties which accrued within or prior to the Company’s two most recently completed fiscal quarters.

4.8 Commencing on the fourth anniversary of the execution date of this Agreement, the Company shall remit to Ovamed or to UIRF (at the Company’s option) an annual license maintenance fee payment of Two Hundred Fifty Thousand Dollars ($250,000). Notwithstanding the limitations of this Article 4.8, annual license maintenance fees paid hereunder shall be reduced by the total amount of any milestones and royalties accrued to the Company, an Affiliate or a Company Sublicensee solely during the relevant agreement year but shall not be reduced by (a) any royalties accruing in any other agreement year or (b) contract research funding payable to the University of Iowa or UIRF pursuant to the terms of any research or development agreement.

4.9 No payment obligations shall be due with respect to any sale or sublicense covering any Licensed Product in a country if there are no issued Patent Rights underlying such Licensed Product in such country.

4.10 To the extent that the Company, its Affiliate, or its Company Sublicensee is required (i) in its sole discretion after appropriate legal analysis, or (ii) by order or judgment of any court in any jurisdiction, to obtain a license from a third party in order to practice the rights purported to be granted to the Company by Ovamed hereunder under Patent Rights in such jurisdiction, then up to [*******] percent ([*******]%) of the royalties payable under such license in such jurisdiction may be deducted from royalties otherwise payable to Ovamed hereunder, provided that in no event shall the aggregate royalties payable to Ovamed in any semi-annual period in such jurisdiction be reduced by more than [*******] percent ([*******]%) as a result of any such deduction, provided further that any excess deduction remaining as a result of such limitation may be carried forward to subsequent periods.

4.11 Should the Company fail to make any payments due to Ovamed pursuant to Articles 4.1, 4.2, 4.3, 4.8 and 6.1 of this Agreement, Paramount Biosciences, LLC (“Paramount”) shall make such payments to Ovamed on the Company’s behalf (such payments may be made directly to UIRF, at the Company’s option). In return for such payments, Paramount will receive promissory notes from the Company in amounts equal to those amounts remitted by Paramount to Ovamed (or UIRF as applicable) pursuant to the preceding sentence (the “Notes”) that will accrue interest at [*******] percent ([*******]%) per annum, compounded [*******], and [*******] percent ([*******]%) upon default. The Notes will become due and payable in [*******] from the date of payment by Paramount of the applicable fund to Ovamed (or UIRF as applicable). The Notes will also convert into shares of [*******], at Paramount’s option, at a per share price representing a [*******] Dollars

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($[*******]) valuation of the Company, should the Company fail to repay any outstanding Note when due. Paramount’s obligation to Ovamed and the Company under this Article 4.11 shall terminate upon such time as the Company has received in excess of [*******] Dollars ($[*******]) in gross proceeds as a result of the sale of its equity securities.

ARTICLE 5 – REPORTS AND RECORDS

5.1 The Company shall report to Ovamed the date of first sale of Licensed Products (or results of Licensed Processes) in each country within thirty (30) days of occurrence.

5.2 The Company agrees to submit to Ovamed within [*******] after the calendar quarters ending March 31, June 30, September 30, and December 31, reports setting forth for the preceding three (3) month period at least the following information:

(i) the number of the Licensed Products sold by the Company, its Affiliates and its Company Sublicensees in each country;

(ii) total billings for such Licensed Products;

(iii) an accounting for all Licensed Processes used or sold;

(iv) deductions applicable to determine the Net Sales thereof;

(v) the amount of royalty due thereon;

and with each such royalty report to pay the amount of royalty due. Such report shall be certified as correct by an officer of the Company and shall include a detailed listing of all deductions from royalties as specified herein. If no royalties are due to Ovamed for any reporting period, the written report shall so state. All such reports shall be maintained in confidence under Article 15 of this Agreement.

ARTICLE 6 – FILING, PROSECUTION AND MAINTENANCE

6.1 Pursuant to Article 4.1.2, the Company shall reimburse Ovamed or may reimburse UIRF directly (at the Company’s option) for all reasonable expenses Ovamed has paid to UIRF under the License Agreement in connection with the preparation, filing, prosecution and maintenance of Patent Rights and the Company shall reimburse Ovamed for monies Ovamed has paid to UIRF under the License Agreement for all such future expenses upon receipt of invoices from Ovamed and/or UIRF. It is understood that UIRF shall take responsibility for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in Patent Rights.

6.2 Ovamed and the Company shall cooperate fully in the preparation, filing, prosecution and maintenance of Patent Rights and of all patents and patent applications licensed to the Company hereunder, executing all papers and instruments or causing members of UIRF to execute such papers and instruments as to enable UIRF to apply for, to prosecute and to maintain

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patent applications and patents in UIRF’s name in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

6.3 If the Company elects to no longer pay the expenses of a patent application or patent included with Patent Rights, the Company shall notify Ovamed not less than sixty (60) days prior to such action and shall thereby surrender its rights and extinguish its obligations under such patent or patent application.

6.4 Notwithstanding anything to the contrary herein, Ovamed and/or UIRF will provide the Company with ample time in which to review and comment on any communication for which submission to any patent office is intended, including but not limited to responses to official actions, amendments, affidavits, declarations and patent applications. In no event shall Ovamed provide the Company with less than seven (7) business days in which to review an intended patent office submission prior to such submission. Ovamed shall use best efforts, and shall cause UIRF to use best efforts, to accommodate the Company’s requests to (a) enter and/or amend a claim in a pending patent application under the Patent Rights or (b) file additional patent applications as reasonably needed to advance the purposes of this Agreement or to protect the rights and licenses granted hereunder. Ovamed further agrees to cause UIRF to retain patent counsel to prosecute and maintain the Patent Rights that is reasonably acceptable to the Company with respect to quality of work and responsiveness. Within [*******] of the Effective Date of this Agreement, Ovamed and the Company shall develop, in good faith, a budget for controlling all costs associated with the preparation, filing, prosecution and maintenance of the Patent Rights. Ovamed and/or UIRF shall obtain the Company’s prior written consent for any such costs that exceed the budget by more than [*******] percent ([*******]%).

6.5 Notwithstanding anything to the contrary herein, Ovamed shall cause UIRF to authorize UIRF’s patent counsel to communicate directly with the Company on the same basis that said patent counsel communicates with UIRF with respect to the prosecution of Patent Rights.

ARTICLE 7 – MARKING

7.1 If a licensed patent has been or is subsequently issued to UIRF covering any feature or features of the Licensed Products, the Company agrees to mark each and every package or container in which the Licensed Products are used or sold by or for the Company with marking complying with the provisions of Title 35, U.S. Code, Section 287, if required, or any future equivalent provisions of the United States relating to the marking of patented devices, or with marking complying with the law of the country where the Licensed Products are shipped, used or sold.

ARTICLE 8 – INFRINGEMENT

8.1 The Parties shall promptly provide written notice to each other of any alleged infringement or any challenge or threatened challenge to the validity, enforceability or priority of any of the Patent Rights, and provide each other with any available evidence of such infringement, challenge or threatened challenge by a third party of the Patent Rights and provide such other party with any available evidence of such infringement.

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8.2 During the term of this Agreement, the Company shall have the right, but not the obligation, to institute such action as it deems appropriate at its own expense and utilizing counsel of its choice, to terminate the infringement of, and/or challenge to, the Patent Rights in the Territory in the Field through negotiation, litigation and/or alternative dispute resolution means, provided that the Company shall not act in any arbitrary or capricious manner and shall not act in contravention or breach of the licenses granted to the Company hereunder. Ovamed shall reasonably cooperate in any such action, and shall cause UIRF to reasonably cooperate in any such action in accordance with the terms of the License Agreement. Pursuant to the License Agreement, UIRF may join the Company as a party in any such suit (and will join at Ovamed’s request), provided that the Company and/or Ovamed pay all of UIRF’s reasonable out-of-pocket expenses. Any recovery of damages pursuant to this Article 8.2 shall be retained entirely by the Company and allocated pursuant to 8.4 below.

8.3 In the event that a claim or suit is asserted or brought against the Company alleging that the manufacture or sale of any Licensed Product or Licensed Process by the Company, an Affiliate, or Company Sublicensee, or the use of such Licensed Product or Licensed Process by any customer of any of the foregoing, infringes proprietary rights of a third party, the Company shall give written notice thereof to Ovamed. The Company may, in its sole discretion, modify such Licensed Product or such Licensed Process to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion, subject to paragraph 8.2. Otherwise, the Company shall have the right, but not the obligation, to defend any such claim or suit. In the event the Company elects not to defend such suit, Ovamed shall have the right, but not the obligation to do so at its sole expense.

8.4 Any recovery of damages by the Company, in any such suit under Article 8.2 and 8.3, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the Company relating to the suit. The balance remaining from such suit shall be allocated accordingly: (a) amounts relating to lost sales shall be allocated in their entirety to the Company, provided however, that Company shall pay Ovamed royalties due for such lost sales pursuant to Article 4 of this Agreement; and (b) any amounts remaining after the allocation of amounts pursuant to 8.4(a) shall be divided equally between the Company and Ovamed.

8.5 The Company may credit the cost of any litigation costs incurred by the Company in any country in the Territory pursuant to this Article 8 including all amounts paid in judgment or settlement of litigation within the scope of this Article 8 against royalties or other fees thereafter payable to Ovamed hereunder for such country. If the costs of such litigation in such country exceeds the royalties payable to Ovamed in any year in which such costs are incurred then the amount of such costs, expenses and amounts paid in judgment or settlement, in excess of the royalties payable shall be carried over and credited against royalty payments in future years for such country.

8.6 If within [*******] after receiving notice of any alleged infringement of the Patent Rights, the Company shall have been unsuccessful in persuading the alleged infringer to desist, or shall not have brought and shall not be diligently prosecuting an infringement action, or

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if the Company shall notify Ovamed, at any time prior thereto, of its intention not to bring suit against the alleged infringer, then, and in those events only, the Company shall have the right, but not the obligation, to prosecute, at its own expense and utilizing counsel of its choice, any infringement of the Patent Rights, and the Company may, for such purposes, join Ovamed and/or IMF as a party plaintiff. The total cost of any such infringement action commenced solely by Ovamed shall be borne by Ovamed and Ovamed shall keep any recovery or damages for infringement or otherwise derived therefrom and such shall not be applicable to any royalty obligation of the Company.

8.7 In any suit to enforce and/or defend the Patent Rights pursuant to this Agreement, the party not in control of such suit shall, at the request and expense of the controlling patty, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

8.8 If the Company, its Affiliate or Company Sublicensee elects to commence an action as described above, the Company may reduce, by up to [*******] percent ([*******]%), the royalty due to Ovamed earned under the patent subject to suit by [*******] percent ([*******]%) of the amount of the expenses and costs of such action, including attorney fees. In the event that such [*******] percent ([*******]%) of such expenses and costs exceed the amount of royalties withheld by the Company for any calendar year, the Company may to that extent reduce the royalties due to Ovamed from the Company in succeeding calendar years, but never by more than [*******] percent ([*******]%) of the royalty due in any one year.

ARTICLE 9 – TERMINATION OF AGREEMENT

9.1 Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the Parties hereunder shall cease, except as follows:

(a)	Ovamed’s right to receive or recover and the Company’s obligation to pay royalties accrued or accruable for payment at the time of any termination;

(b)	Ovamed’s obligation to maintain records and the Company’s right to conduct a final audit as provided in Article 5 of this Agreement; and

(c)	Any cause of action or claim of by either party, accrued or to accrue because of any breach or default by the Company.

9.2 In the event the Company fails to make payments due hereunder which is not subject to a bona fide good faith dispute, Ovamed shall provide the Company with [*******] written notice of such failure. The Company shall then have [*******] from the date of such written notice in which to make the payment due. If payments are not so made within the time limit, Ovamed may immediately terminate this Agreement by written notice.

9.3 In the event that the Company shall be in default in the performance of any material obligations under this Agreement (other than as provided in 9.2 above which shall take precedence over any other default), and if the default has not been remedied within [*******] after the date of notice in writing of such default, Ovamed may terminate this Agreement immediately by written notice.

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9.4 If the Company shall become bankrupt, or shall file a petition in bankruptcy and such petition is not dismissed within [*******] after it has been filed, or if the business of the Company shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of the Company or otherwise, this Agreement shall automatically terminate.

9.5 In the event that this Agreement is terminated due to the Company’s breach, Company Sublicensee shall have at least [*******] in which to bring this Agreement back into good standing. Should the nature of the activity associated with bringing this Agreement back into good standing reasonably require more than [*******], then Ovamed shall grant Company Sublicensee additional time in which to bring this Agreement back into good standing.

9.6 The Company shall have the right to terminate this Agreement by giving [*******] advance written notice to Ovamed to that effect. Upon termination, a final report shall be submitted and any royalty payments and unreimbursed patent expenses due to Ovamed become immediately payable.

9.7 The Company shall have the right during a period of six (6) months following the effective date of such termination to sell or otherwise dispose of the Licensed Product existing at the time of such termination, and shall make a final report and payment of all royalties related thereto within sixty (60) days following the end of such period or the date of the final disposition of such inventory, whichever first occurs,

9.8 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination or obligations under Articles 4, 5, 12 and 16, for the exception of obligations under Articles 4.1.1 and 4.1.2. Ovamed hereby acknowledges and agrees that, should the Company terminate this Agreement within [*******] after The pre-IND Meeting, then the Company shall have no obligation to pay any amounts pursuant to Articles 4.1.1 and 4.1.2. The Company and/or any Company Sublicensee thereof may, however, after the effective date of such termination and continuing for a period not to exceed [*******] thereafter, sell all completed Licensed Products, and any Licensed Products in the process of manufacture at the time of such termination, and sell the same, provided that the Company shall pay or cause to be paid to Ovamed the royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of Licensed Products.

9.9 If not terminated sooner, this Agreement shall terminate on the date of the last to expire valid claim contained in the Patent Rights in accordance with Section 2.1.

9.10 Force Majeure: Neither party is responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, explosion, flood, war, strike, or riot, provided that the non-performing party uses commercially reasonable efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.

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ARTICLE 10 – ASSIGNMENT

10.1 This Agreement and the rights and duties appertaining hereto may not be assigned by either party without first obtaining the written consent of the other which consent shall not be unreasonably withheld. Any such purported assignment, without the written consent of the other party, shall be null and of no effect. Notwithstanding the foregoing, the Company may assign this Agreement without the consent of Ovamed (i) to a purchaser, merging or consolidating corporation, or acquirer of substantially all of the Company’s assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time, or (ii) to an Affiliate.

ARTICLE 11 – LIMITATION OF LIABILITY, INDEMNITY

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, OVAMED MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTED RIGHTS CLAIMS, ISSUED OR PENDING.

ARTICLE 12 – INDEMNIFICATION & INSURANCE

12.1 The Company agrees to defend, indemnify and hold Ovamed harmless from and against all liability, demands, damages, including without limitation, expenses or losses including death, personal injury, illness or property damage arising directly or indirectly: (a) out of use by the Company or its transferees of inventions licensed or information furnished under this Agreement or (b) out of any use, sale or other disposition by the Company or its transferees of Patent Rights, Licensed Products or Licensed Processes, in each case which are not the result of Licensor’s breach of any representation or warranty, negligence or willful misconduct.

12.2 Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by the Company its Affiliate, or a Company Sublicensee, the Company shall, at its sole cost and expense procure and maintain comprehensive general liability insurance in amounts not less than $[*******] per incident and $[*******] annual aggregate and naming UIRF as an additional insured. During clinical trials of any such product, process or service the Company shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in such equal or lesser amounts as required by the License Agreement, naming UIRF as an additional insured. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) liability coverage consistent with the Company’s indemnification obligations under this Agreement. If the Company elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[*******] annual aggregate) such self-insurance program must be acceptable to UIRF. The minimum amounts of insurance coverage required shall not be construed to create a limit of the Company’s liability with respect to its indemnification under this Agreement.

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12.3 The Company shall provide Ovamed and/or UIRF (at the Company’s option) with written evidence of such insurance upon request of Ovamed. The Company shall provide Ovamed and/or UIRF (at the Company’s option) with written notice at least [*******] prior to the cancellation, non-renewal or material change in such insurance; if the Company does not obtain replacement insurance providing comparable coverage within such [*******] period, the Company shall have the right to terminate this Agreement effective at the end of such [*******] period upon written notice.

12.4 The Company shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by the Company, its Affiliate or a Company Sublicensee, and (ii) a reasonable period after the period referred to in (i) above which in no event shall be less than [*******].

ARTICLE 13 – PAYMENT OF FEES AND EXPENSES

Each of the Company and Ovamed shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and the agreements and transactions contemplated hereby.

ARTICLE 14 – USE OF NAMES AND PUBLICATION

14.1 Nothing contained in this Agreement shall be construed as granting any right to the Company or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of Ovamed or any of its units (including contraction, abbreviation or simulation of any of the foregoing) without the prior, written consent of Ovamed; provided, however, that Ovamed acknowledges and agrees that the Company may use the name of Ovamed in various documents used by the Company for capital raising and financing without such prior written consent and where the use of such names may be required by law.

14.2 Nothing herein shall be deemed to establish a relationship of principal and agent between Ovamed and the Company, nor any of their agents or employees for any purpose whatsoever.

14.3 In the event that Ovamed desires to publish or disclose, by written, oral or other presentation, Patent Rights, Know-how, or any material information related thereto then Ovamed shall notify the Company and in writing by facsimile where confirmed by the receiving party, and/or by certified or registered mail (return receipt requested) of their intention at least [*******] prior to any speech, lecture or other oral presentation and at least [*******] before any written or other publication or disclosure. Ovamed shall include with such notice a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. The Company may request that Ovamed, no later than [*******] following the receipt of such notice, delay such presentation, publication or disclosure for up to an additional [*******] in order to enable the Company

15.

to file, or have filed on their behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed or request that Ovamed do so. Upon receipt of such request to delay such presentation, publication or disclosure, Ovamed shall arrange for a delay of such presentation, publication or disclosure until such time as the Company or Ovamed have filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to the Company and Ovamed. If Ovamed does not receive any request from the Company to delay such presentation, publication or disclosure, Ovamed may submit such material for presentation, publication or other form of disclosure.

ARTICLE 15 – PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

Any payment, notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, by hand delivery or by facsimile if confirmed in writing, in each case effective upon receipt, at the addresses below or as otherwise designated by written notice given to the other party:

In the case of Ovamed:

Ovamed GbmH & Co KG

Attention: Mr. Detlev Goj, General Manager

Kiebitzhörn 33-35, 22885

Barsbüttel, Germany

Tel: 49-40-67105710

In the case of the Company:

Collingwood Pharmaceuticals, Inc.

787 Seventh Avenue, 48th Floor

New York, NY 10036

Attn: President

Tel: (212) 554-4300

Fax: (212) 554-4490

16. CONFIDENTIALITY

16.1 Any proprietary or confidential information exchanged under this agreement (including, but not limited to, information relating to the Patent Rights and royalty reports submitted pursuant to Article 5) constitute the “Confidential Information.” The Company and Ovamed agree that they will not use the Confidential Information for any purpose unrelated to this Agreement, and will hold it in confidence during the term of this Agreement and for a period of [*******] after the termination or expiration date of this Agreement. The parties shall exercise with respect to such the Confidential Information the same degree of care as the parties exercise with respect to their own confidential or proprietary information of a similar nature, and shall not disclose it or permit its disclosure to any third party (except to those of its employees, consultants, or agents who are bound by the same obligation of confidentiality as the parties bound by pursuant to this Agreement). However, such undertaking of confidentiality by the parties shall not apply to any information or data which:

16.1.1 The receiving party receives at any time from a third-party lawfully in possession of same and having the right to disclose same;

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16.1.2 Is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of the receiving party;

16.1.3 Is independently developed by the receiving party as demonstrated by written evidence without reference to information disclosed by the disclosing party;

16.1.4 Is disclosed pursuant to the prior written approval of the disclosing party; and

16.1.5 Is required to be disclosed pursuant to law or legal process (including, without limitation, to a governmental authority) provided, in the case of disclosure pursuant to legal process, reasonable notice of the impending disclosure is provided to the disclosing party and the disclosing party has agreed to such disclosure in writing or has exhausted its right to contest such disclosure.

ARTICLE 17 – REPRESENTATIONS AND WARRANTIES

17.1 Ovamed represents and warrants that:

17.1.1 Ovamed has all right and interest in and to the Patent Rights and Know-how, including the exclusive right and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever.

17.1.2 There are no licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting Ovamed’s rights or the rights of the Company under this Agreement, or which may lead to a claim of infringement or invalidity regarding, any part or all of the Patent Rights or Know-how or their use.

17.1.3 There is no claim, pending or threatened, of infringement, interference or invalidity regarding any part or all of the Patent Rights or Know-how or their use.

17.1.4 The patent applications and patents itemized on Exhibit A set forth all of the patents and patent applications relating to or useful for practicing the Technology in the Field of Use owned by or licensed by Ovamed on the Effective Date.

17.1.5 There are no inventors of Patent Rights other than those listed as inventors on Exhibit A.

17.1.6 The Patent Rights and Know-how were not supported in whole or part by funding or grants by any federal or state agency.

17.1.7 Ovamed has provided the Company with copies of all documents reflecting support or funding for all or part of the research leading to Patent Rights and Know-how, and has listed all such funding agencies on Exhibit B.

17.

ARTICLE 18 – MISCELLANEOUS PROVISIONS

18.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the Republic of Germany, without regard to principles of conflicts of laws.

18.2 The parties hereto acknowledge that this Agreement, including the Appendices and documents incorporated by reference, sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties hereto and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

18.3 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

18.4 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. Any waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

18.5 The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

18.6 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one. As of the Effective Date, this Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.

18.7 Each party hereto shall be excused from any breach of this Agreement which is proximately caused by governmental regulation, act of war, strike, act of God or other similar circumstance normally deemed outside the control of the parties.

18.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by proper persons thereunto duly authorized.

Collingwood Pharmaceuticals, Inc.		OVAMED GbmH & Co KG

By:	/s/ J. Jay Lobell	By:	/s/ Detlev Goj

Name: J. Jay Lobell	Name: Detlev Goj

Title: President	Title: Chief Executive Officer

Date: December 12, 2005	Date: December 12, 2005

Agreed as to Article 4.11:

Paramount Biosciences, LLC

By:	/s/ Lindsay A. Rosenwald, M.D.

Name: Lindsay A. Rosenwald, M.D.

Title: Managing Member

Date: December 12, 2005

Acknowledged

University of Iowa Research Foundation

By:	/s/ Pamela K. York

Name: Pamela K. York

Title: Executive Director

Date: December 12, 2005

[EXECUTION PAGE TO THE EXCLUSIVE SUBLICENSE AGREEMENT DATED DECEMBER     , 2005]

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Appendix A

The following comprise PATENT RIGHTS:

United States Patent Number 6,764,838

United States Patent Application Numbers 09/362,598; 10/715,659; 10/779,249

Canada Patent Application Number 2,315,790

Japanese Patent Application Number 2000-526233

Australia Patent Number 740776

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Appendix B

[*******] grant Identification Numbers [*******]

21.